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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 13, 2004

                            ORTEC INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)


          Delaware                   0-27368                    11-3068704
(State or other jurisdiction       (Commission               (I.R.S. Employer
    of incorporation)              File Number)             Identification No.)


     3960 Broadway, New York, New York                              10032
  (Address of principal executive offices)                        (Zip Code)


Registrant's telephone number, including area code: (212) 740-6999






Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))







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Item 1.01 Entry into a Material Definitive Agreement

              In August 2001 we entered into an agreement with Paul Royalty Fund L.P. ("PRF") under which we sold an interest in our future revenues for $10,000,000. On December 13, 2004, we entered into a forbearance agreement with PRF pursuant to which PRF agreed to waive, until July 1, 2006, certain of the covenants for which we were in default under this agreement. As a result of the waiver of these covenants PRF cannot currently compel us, because of such defaults, to repurchase PRF's interest in our revenues for the $10,000,000 PRF paid plus interest on its $10,000,000 purchase price at a 30% annual rate of return. Due to such defaults, as of September 30, 2004, the Company had recorded cumulative accrued non-cash interest charges of $12,995,109, causing our obligation under the revenue interest assignment to PRF to total $22,995,109, instead of the original $10,000,000 the Company received from PRF. As a result of the forbearance agreement our obligation to PRF will be reflected at the original $10,000,000 invested by PRF . On a proforma basis at September 30, 2004, had the aforementioned forbearance agreement been in effect, the Company would have recorded a one-time gain of $12,995,109. Additionally in accordance with Emerging Issues Task Force pronouncement no. 86-30 it is likely the Company will conclude that the post forbearance balance of $10,000,000 can be treated as a non-current liability as of December 31, 2004.








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Item 9.01      Financial Statements and Exhibits.

         (c) Exhibits.

                  Exhibit No.               Description
                  -----------               -----------
                  10.1                      Forbearance Agreement







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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  December 14, 2004

                                                       ORTEC INTERNATIONAL, INC.



                                                       By:  /s/ Ron Lipstein
                                                       Ron Lipstein
                                                       Chief Executive Officer